Exhibit 99.1

February 23, 2005	Analyst Contact:	Weldon Watson
918-588-7158
	Media Contact:	Lori Webster
918-588-7570

ONEOK reports increased 2004 earnings

Tulsa, Okla.— ONEOK, Inc. (NYSE:OKE) today announced net income of $242.2 million, or $2.30 per diluted share of common stock, in 2004 compared with $112.5 million, or $1.22 per diluted share of common stock, in 2003.

For the fourth quarter of 2004, net income was $98.4 million, or 90 cents per diluted share of common stock, compared with $62.9 million, or 66 cents per diluted share of common stock, in 2003.

ONEOK’s Chairman, President and Chief Executive Officer David Kyle said, “Once again, I am pleased to report a successful year. Our gathering and processing operations experienced a significant increase in operating income as a result of favorable commodity pricing, coupled with continued contract restructuring efforts. In addition, a full year of operations for the Texas oil and gas producing properties acquired in December 2003 are included. We are pleased with their contribution to our 2004 earnings.”

2004 RESULTS INCLUDED:

•	Operating income of $490.0 million, compared with $446.1 million in 2003;

•	Equity income of $1.3 million related to our investment in Northern Border Partners, L.P., which is included in other income; and

•	Cash flow from operations, before changes in working capital, of $536.8 million, which exceeded capital expenditures of $264.1 million and dividends of $89.2 million by $183.5 million.

The following table shows the components of net income and earnings per share of common stock. All numbers are net of tax.

	Year Ended December 31,
	2004		2003
(Net Income in Millions of Dollars)	Net Income	EPS	Net Income	EPS
Income from continuing operations	$242.2	$2.30	$214.3	$2.13
Income from operations of discontinued component	—	—	2.3	0.02
Gain on sale of discontinued component	—	—	39.8	0.35
Cumulative effect of accounting changes	—	—	(143.9)	(1.28)

Net income	$242.2	$2.30	$112.5	$1.22

ONEOK reports increased 2004 earnings

February 23, 2005

ONEOK BUSINESS OUTLOOK

While we have seen variations in our underlying assumptions, we reaffirm our previous earnings guidance for 2005 in the range of $2.22 to $2.28 per diluted share of common stock, which, as previously disclosed, does not include earnings from trading opportunities which have been included in the 2004 reported results.

2004 BUSINESS SEGMENT RESULTS

Production

Operating income from our production operations increased to $47.8 million in 2004, compared with $16.1 million in 2003, and was impacted by:

•	increased revenues of $45.9 million due to an increase in production, primarily related to the acquisition of the Texas oil and gas producing properties in December 2003, which produced 9.0 Bcf of natural gas and 121 MBbls of oil during 2004;

•	increased revenues of $9.2 million due to higher realized net wellhead natural gas prices (net of hedges) of $5.28 per Mcf in 2004 compared with $4.78 per Mcf in 2003; and

•	increased lease operating expense of $4.0 million, overhead and taxes of $6.5 million and depreciation, depletion and amortization expense of $14.5 million, all primarily related to the acquisition of the Texas producing properties.

The following table sets forth hedging information for our Production segment for 2005.

Year Ending December 31, 2005
Product	Volumes Hedged	Average Price
Natural gas
Texas	18,350 Mcf/d	$5.89 Mcf
Oklahoma	9,500 Mcf/d	$6.38 Mcf
Oil	15,000 Bbls/month	$39.75/Bbl

The production segment owns, develops and produces natural gas and oil reserves in Oklahoma and Texas. This segment focuses on acquisition and development of reserves, rather than exploratory drilling.

Gathering and Processing

Operating income from our gathering and processing operations increased to $131.0 million in 2004, compared with $62.7 million in 2003, primarily due to:

•	an increase of $16.8 million due to favorable commodity pricing for natural gas and natural gas liquids on our percentage of proceeds contracts;

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ONEOK reports increased 2004 earnings

February 23, 2005

•	an increase of $50.2 million attributable to our keep whole contracts due primarily to an increase in our gross processing spread to $2.47 per MMBtu for 2004 compared with $1.36 per MMBtu in 2003; and

•	an increase of $10.2 million related to the renegotiation of certain NGL storage agreements and the addition of NGL storage and pipeline assets located in Conway, Kansas.

These increases were partially offset by increased operating costs related to higher employee costs and the settlement of various contract disputes and increased depreciation expense related to our normal capital expenditure program.

The following table sets forth margin information for the period indicated. Condensate shrink and plant fuel refer to the Btus that are removed as NGLs and the fuel consumed through the gathering and processing operation.

Margin Information	Year Ended December 31, 2004
Keep whole:
NGL shrink (MMBtu/d)	80,700
Plant fuel (MMBtu/d)	9,670
Condensate shrink (MMBtu/d)	5,930
Condensate sales (Bbls/d)	1,217
Percentage of total net margin	18%

Percentage of proceeds:
Wellhead purchases (MMBtu/d)	219,800
NGL sales (Bbls/d)	6,975
Residue sales (MMBtu/d)	24,270
Condensate sales (Bbls/d)	1,705
Percentage of total net margin	52%

Fee:
Wellhead (MMBtu/d)	1,120,500
Average rate ($/MMBtu)	$0.17
Percentage of total net margin	24%

The following table sets forth hedging information for our Gathering and Processing segment for 2005.

	Three Months Ending March 31, 2005		Year Ending December 31, 2005
Product	Volumes Hedged	Average Price	Volumes Hedged	Average Price
Percent of Proceeds Contracts:
Condensate	135 MBbls	$47.21/Bbl	540 MBbls	$44.59/Bbl
NGL	360 MBbls	$0.75/gal	810 MBbls	$0.74/gal
Natural gas	1.5 Bcf	$7.75/MMBtu	6.3 Bcf	$6.43/MMBtu
Keep Whole Contracts:
Gross processing spread	4,501 MMMBtu	$2.73/MMBtu	6,539 MMMBtu	$2.80/MMBtu

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ONEOK reports increased 2004 earnings

February 23, 2005

The gathering and processing segment is engaged in the gathering, processing and marketing of natural gas and the fractionation, storage and marketing of natural gas liquids. The segment currently has approximately 1.8 Bcf/d of active processing capacity and approximately 13,800 miles of gathering pipelines that supply our gas processing plants.

Transportation and Storage

Operating income from our transportation and storage operations was $59.8 million in 2004, compared with $50.8 million in 2003. The primary differences between the periods were:

•	an increase in net margin of $8.9 million related to the sale of operational gas inventory in December 2004;

•	increased storage revenues of $2.4 million due to spot storage transactions associated with favorable market conditions resulting from weather and favorable forward pricing in 2004;

•	a decrease in cost of fuel of $1.7 million, primarily related to the lower transport volumes; and

•	increased operating costs of $2.9 million for new pipeline integrity compliance rules.

The transportation and storage segment owns and operates intrastate pipelines and natural gas transmission pipelines, natural gas storage and gas gathering facilities in Oklahoma, Kansas and Texas. Our facilities have a combined active working storage capacity of approximately 51.6 Bcf and approximately 5,600 miles of transportation pipeline with a maximum throughput of 2.9 Bcf/d.

Distribution

Operating income from our distribution operations was $110.2 million for 2004, compared with $117.8 million for 2003. The primary differences between periods were:

•	increased margin of $36.5 million due to rate relief in Kansas and Oklahoma, partially offset by increased amortization expense of $5.7 million related to the rate orders;

•	increased line loss expense of $2.4 million, net of rider recoveries;

•	decreased revenues of $4.9 million due to the impact of reduced customer usage in Kansas and Oklahoma, primarily as a result of warmer weather and its impact on customers not subject to weather normalization;

•	increased labor and employee benefit costs of $18.9 million;

•	increased information technology costs of $7.6 million, which are primarily costs associated with our customer service systems; and

•	increased depreciation, depletion and amortization expense of $4.1 million related to increases in our investment in property, plant and equipment.

On January 28, 2005, Oklahoma Natural Gas filed for $99.4 million in rate relief in Oklahoma, which includes approximately $10.7 million of interim rate relief granted in January

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ONEOK reports increased 2004 earnings

February 23, 2005

2004. By statute, the Oklahoma Corporation Commission has 180 days to review and rule on the request. Based on this schedule, an order is expected in late July 2005.

The distribution segment includes Oklahoma Natural Gas Company, Kansas Gas Service Company and Texas Gas Service Company. The companies are the largest natural gas distributors in Kansas and Oklahoma and the third largest in Texas. Overall, the companies serve over 2 million customers.

Energy Services

Operating income from our energy services operations was $137.8 million in 2004, compared with $197.0 million in 2003. The primary differences between periods were:

•	a decrease of $43.7 million in our marketing and storage margins due to lower inter-regional basis spreads early in 2004;

•	an increase of $20.5 million related to the intra-month price volatility in the fourth quarter of 2004, which resulted in increased sales volumes as we recycled storage;

•	an increase of $9.5 million in reservation fees received for natural gas peaking services; and

•	a decrease of $35.9 million due to lower natural gas price volatility and the impact it had on our trading margins.

As a result of the reorganization of our Energy Services segment in the third quarter of 2004, we began reporting the realized revenues and purchase costs of our non-trading activities on a gross basis. Prior periods have not been adjusted for this change. Reporting of these transactions on a gross basis did not impact operating income, but resulted in an increase to revenues and cost of sales and fuel.

The net margin for the six months ended December 31, 2004, was derived from the following three sources:

Six Months Ended December 31, 2004
(Thousands)
Marketing and storage	$127,851
Less: Storage and transportation costs	(72,661)

Marketing and storage, net	55,190
Retail marketing	8,628
Financial trading	24,638

Net margin	$88,456

Our natural gas in storage at December 31, 2004, was 70.6 Bcf, or 76.5 percent of capacity, compared with 68.5 Bcf, or 85 percent of capacity, at December 31, 2003.

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ONEOK reports increased 2004 earnings

February 23, 2005

The energy services segment purchases, stores, transports and markets natural gas to both the wholesale and retail sectors in most states. Leased storage and transport capacity provide direct access to all regions of the country and flexibility in capturing volatility in the energy markets. The segment also trades natural gas.

Fourth quarter business unit results

Production

Fourth quarter operating income increased to $13.0 million from $3.8 million for the same quarter last year, as a result of the acquisition of the Texas oil and gas producing properties in December 2003.

Gathering and Processing

Fourth quarter operating income increased to $41.9 million, compared with $21.6 million for the same quarter last year, primarily as a result of increases in prices for natural gas, natural gas liquids and crude oil.

Transportation and Storage

Fourth quarter operating income increased to $23.4 million, compared with $13.5 million for the same quarter last year, primarily due to the sale of operational gas inventory in 2004, which provided $8.9 million in net margin.

Distribution

Fourth quarter operating income decreased to $44.8 million in 2004 from $48.3 million in the same quarter last year. The primary differences between periods were:

•	increased margin of $5.1 million due to rate relief in Oklahoma, partially offset by increased amortization expense of $1.2 million related to the rate orders in Oklahoma and Kansas;

•	increased labor and employee benefit costs of $2.9 million; and

•	increased line loss expense of $2.2 million, net of rider recoveries.

Energy Services

Fourth quarter operating income increased to $58.5 million, compared with $33.2 million for the same quarter last year, as a result of the intra-month price volatility, which resulted in increased sales volumes as we recycled storage.

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ONEOK reports increased 2004 earnings

February 23, 2005

Earnings Conference Call

The ONEOK 2004 year end earnings conference call will be held at 11 a.m. Eastern time (10 a.m. Central time) on February 24, 2005. Those who wish may join the call on the ONEOK Web site at www.oneok.com or call 1-888-675-7686, pass code 632371. A recording of the call will be available on our Web site for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 1-866-219-1444, pass code 632371.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, serving over 2 million customers. We gather, process, store and transport natural gas in the mid-continent region of the United States. Our energy services operation focuses primarily on marketing natural gas and related services throughout the United States. We are also involved in oil and gas production in Oklahoma and Texas. ONEOK is the majority general partner of Northern Border Partners L.P. (NYSE:NBP), one of the largest publicly-traded limited partnerships. Northern Border acquires, owns and manages pipelines and other midstream energy assets and is a leading transporter of natural gas imported from Canada into the United States.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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Some of the statements contained in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to the anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory and legal proceedings, market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in various circumstances. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of operations and other statements contained or incorporated in this press release generally identified by words such as “anticipate,” “estimate,” “expect,” “intend,” “believe,” “projection” or “goal.”

You should not place undue reliance on the forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions, risks and other factors referred to specifically in connection with forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	risks associated with any reduction in our credit ratings;

•	the effects of weather and other natural phenomena on energy sales and prices;

•	competition from other energy suppliers as well as alternative forms of energy;

•	the capital intensive nature of our business;

•	further deregulation of the natural gas business;

•	competitive changes in the natural gas gathering, transportation and storage business resulting from deregulation of the natural gas business;

•	the profitability of assets or businesses acquired by us;

•	risks of marketing, trading and hedging activities as a result of changes in energy prices or the financial condition of our counterparties;

•	economic climate and growth in the geographic areas in which we do business;

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ONEOK reports increased 2004 earnings

February 23, 2005

•	the uncertainty of estimates, including accruals, cost of environmental remediation, and oil and gas reserves;

•	the timing and extent of changes in commodity prices for natural gas, natural gas liquids, electricity and crude oil;

•	the effects of changes in governmental policies and regulatory actions, including, changes with respect to income taxes, environmental compliance, and authorized rates or recovery of gas costs;

•	the impact of recently issued and future accounting pronouncements and other changes in accounting policies;

•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political dynamics in the Middle East and elsewhere;

•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;

•	the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension expense and funding resulting from changes in stock and bond market returns;

•	risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the results of administrative proceedings and litigation involving the Oklahoma Corporation Commission, Kansas Corporation Commission, Texas regulatory authorities or any other local, state or federal regulatory body, including the Federal Energy Regulatory Commission;

•	our ability to access capital at competitive rates on terms acceptable to us;

•	the risk of a significant slowdown in growth or decline in the U.S. economy or the risk of delay in growth or recovery in the U.S. economy;

•	risks associated with the adequate supply of natural gas to our gathering and processing facilities, including production declines which outpace new drilling;

•	risks inherent in the implementation of new software, such as our customer service system, and the impact on the timeliness of information for financial reporting;

•	the risk that material weaknesses or significant deficiencies in our internal controls over financial reporting could emerge or that minor problems could become significant;

•	the impact of the outcome of pending and future litigation; and

•	the other factors listed in the reports we have filed and may file with the Securities and Exchange Commission, which are incorporated by reference.

Other factors and assumptions not identified above were also involved in the making of the forward-looking statements. The failure of those assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. We have no obligation and make no undertaking to update publicly or revise any forward-looking statements.

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ONEOK reports increased 2004 earnings

February 23, 2005

ONEOK, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,		Quarter Ended December 31,
	2004	2003	2004	2003
	(Thousands of dollars, except per share amounts)
Revenues
Operating revenues, excluding energy trading revenues	$5,874,266	$2,769,214	$2,591,373	$803,184
Energy trading revenues, net	113,814	229,782	7,231	45,844

Total Revenues	5,988,080	2,998,996	2,598,604	849,028

Cost of sales and fuel	4,743,835	1,862,518	2,223,270	542,320

Net Margin	1,244,245	1,136,478	375,334	306,708

Operating Expenses
Operations and maintenance	498,778	463,116	130,756	130,120
Depreciation, depletion, and amortization	188,725	160,861	48,452	40,620
General taxes	66,732	66,437	14,333	16,170

Total Operating Expenses	754,235	690,414	193,541	186,910

Operating Income	490,010	446,064	181,793	119,798

Other income	17,730	8,164	6,629	4,007
Other expense	12,127	5,224	2,316	3,634
Interest expense	103,468	104,185	29,583	25,667

Income before Income Taxes	392,145	344,819	156,523	94,504

Income taxes	149,967	130,527	58,126	32,962

Income from Continuing Operations	242,178	214,292	98,397	61,542
Discontinued operations, net of taxes:
Income from operations of discontinued component	—	2,342	—	—
Gain on sale of discontinued component	—	39,739	—	1,370
Cumulative effect of changes in accounting principle, net of tax	—	(143,885)	—	—

Net Income	242,178	112,488	98,397	62,912
Preferred stock dividends	—	24,211	—	—

Income Available for Common Stock	$242,178	$88,277	$98,397	$62,912

Earnings Per Share of Common Stock
Basic:
Earnings per share from continuing operations	$2.38	$2.38	$0.95	$0.71
Earnings per share from operations of discontinued component	—	0.02	—	—
Earnings per share from gain on sale of discontinued component	—	0.36	—	0.02
Earnings per share from cumulative effect of changes in accounting principle	—	(1.28)	—	—

Net earnings per share, Basic	$2.38	$1.48	$0.95	$0.73

Diluted:
Earnings per share from continuing operations	$2.30	$2.13	$0.90	$0.65
Earnings per share from operations of discontinued component	—	0.02	—	—
Earnings per share from gain on sale of discontinued component	—	0.35	—	0.01
Earnings per share from cumulative effect of changes in accounting principle	—	(1.28)	—	—

Net earnings per share, Diluted	$2.30	$1.22	$0.90	$0.66

Average Shares of Common Stock (Thousands)
Basic	101,965	80,569	103,261	86,270
Diluted	105,461	96,999	109,523	95,300

Dividends Declared Per Share of Common Stock	$0.88	$0.69	$—	$—

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ONEOK reports increased 2004 earnings

February 23, 2005

ONEOK, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	December 31, 2004	December 31, 2003
	(Thousands of dollars)
Assets
Current Assets
Cash and cash equivalents	$9,458	$12,172
Trade accounts and notes receivable, net	1,432,425	970,141
Materials and supplies	22,475	18,962
Gas in storage	593,028	500,439
Energy marketing and risk management assets	388,672	233,013
Deposits	32,394	42,424
Other current assets	40,365	46,184

Total Current Assets	2,518,817	1,823,335

Property, Plant and Equipment
Production	455,964	404,254
Gathering and Processing	1,066,612	1,036,080
Transportation and Storage	705,115	699,676
Distribution	2,916,440	2,813,800
Energy Services	128,120	126,315
Other	134,199	99,549

Total Property, Plant and Equipment	5,406,450	5,179,674
Accumulated depreciation, depletion, and amortization	1,619,629	1,487,848

Net Property, Plant and Equipment	3,786,821	3,691,826

Deferred Charges and Other Assets
Regulatory assets, net	203,547	213,915
Goodwill	225,188	225,615
Energy marketing and risk management assets	71,310	67,294
Prepaid pensions	127,649	120,618
Investments and other	259,317	69,283

Total Deferred Charges and Other Assets	887,011	696,725

Total Assets	$7,192,649	$6,211,886

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ONEOK reports increased 2004 earnings

February 23, 2005

ONEOK, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	December 31, 2004	December 31, 2003
Liabilities and Shareholders’ Equity	(Thousands of dollars)
Current Liabilities
Current maturities of long-term debt	$341,532	$6,334
Notes payable	644,000	600,000
Accounts payable	1,185,351	813,895
Accrued taxes	36,346	102,637
Accrued interest	32,807	32,999
Customers’ deposits	39,478	34,692
Unrecovered purchased gas costs	64,322	51,378
Energy marketing and risk management liabilities	409,633	246,474
Deferred income taxes	16,861	6,194
Other	144,465	130,174

Total Current Liabilities	2,914,795	2,024,777

Long-term Debt, excluding current maturities	1,543,202	1,878,264
Deferred Credits and Other Liabilities
Deferred income taxes	644,512	559,356
Energy marketing and risk management liabilities	102,865	66,956
Lease obligation	86,817	100,292
Other deferred credits	294,754	340,849

Total Deferred Credits and Other Liabilities	1,128,948	1,067,453

Total Liabilities	5,586,945	4,970,494

Commitments and Contingencies
Shareholders’ Equity
Common stock, $0.01 par value: authorized 300,000,000 shares; issued 107,143,722 shares and outstanding 104,106,285 shares at December 31, 2004; issued 98,194,674 shares and outstanding 95,194,666 shares at December 31, 2003	1,071	982
Paid in capital	1,017,603	815,870
Unearned compensation	(1,413)	(3,422)
Accumulated other comprehensive loss	(9,591)	(17,626)
Retained earnings	649,240	495,971
Treasury stock, at cost: 3,037,437 shares at December 31, 2004 and 3,000,008 shares at December 31, 2003	(51,206)	(50,383)

Total Shareholders’ Equity	1,605,704	1,241,392

Total Liabilities and Shareholders’ Equity	$7,192,649	$6,211,886

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ONEOK reports increased 2004 earnings

February 23, 2005

ONEOK, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2004	2003
Operating Activities	(Thousands of dollars)
Income from continuing operations	$242,178	$214,292
Depreciation, depletion, and amortization	188,725	160,861
Gain on sale of assets	(10,586)	(286)
Income from equity investments	(2,401)	(1,489)
Deferred income taxes	91,238	111,788
Stock based compensation expense	14,330	6,289
Allowance for doubtful accounts	13,309	14,073
Changes in assets and liabilities (net of acquisition effects):
Accounts and notes receivable	(476,017)	(156,887)
Inventories	(96,510)	(428,408)
Unrecovered purchased gas costs	12,944	54,954
Deposits	10,030	(42,424)
Regulatory assets	(15,395)	(4,586)
Accounts payable and accrued liabilities	322,387	100,961
Energy marketing and risk management assets and liabilities	(22,033)	27,651
Other assets and liabilities	(67,390)	(64,348)

Cash Provided by (Used In) Continuing Operations	204,809	(7,559)
Cash Provided by Discontinued Operations	—	8,285

Cash Provided by Operating Activities	204,809	726

Investing Activities
Changes in other investments, net	2,786	(1,126)
Acquisitions	(176,709)	(690,302)
Capital expenditures	(264,110)	(215,148)
Proceeds from sale of property	21,241	3,084
Other investing activities	(5,603)	3,635

Cash Used in Continuing Operations	(422,395)	(899,857)
Cash Provided by Discontinued Operations	—	280,669

Cash Used in Investing Activities	(422,395)	(619,188)

Financing Activities
Borrowing of notes payable, net	44,000	334,500
Issuance of debt	—	404,964
Termination of interest rate swaps	82,915	—
Payment of debt issuance costs	—	(2,564)
Payment of debt	(1,364)	(16,148)
Purchase of Series A Convertible Preferred Stock	—	(300,000)
Purchase of common stock	—	(50,000)
Issuance of common stock	189,777	224,412
Issuance (purchase) of treasury stock, net	(823)	12,616
Dividends paid	(89,229)	(71,242)
Other financing activities	(10,404)	20,574

Cash Provided by Financing Activities	214,872	557,112

Change in Cash and Cash Equivalents	(2,714)	(61,350)
Cash and Cash Equivalents at Beginning of Period	12,172	73,522

Cash and Cash Equivalents at End of Period	$9,458	$12,172

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ONEOK reports increased 2004 earnings

February 23, 2005

ONEOK, Inc.

INFORMATION AT A GLANCE

	Year Ended December 31,		Quarter Ended December 31,
	2004	2003	2004		2003
	(Millions of dollars)
Production
Net margin	$103.0	$44.0	$27.7		$11.8
Depreciation, depletion, and amortization	$26.6	$12.1	$7.4		$3.3
Operating income	$47.8	$16.1	$13.0		$3.8
Proved reserves (a)
Gas (MMcf)	203,277	221,119	(b	)	(b	)
Oil (MBbls)	4,067	4,127	(b	)	(b	)
Production
Gas (MMcf)	16,647	7,486	4,308		2,204
Oil (MBbls)	344	265	86		63
Average realized price (c)
Gas ($/Mcf)	$5.28	$4.78	$5.49		$4.70
Oil ($/Bbls)	$29.81	$27.25	$30.02		$28.05
Capital expenditures	$52.9	$18.7	$15.3		$5.8

Gathering and Processing
Net margin	$291.4	$214.1	$84.1		$62.0
Depreciation, depletion, and amortization	$32.9	$29.3	$8.4		$7.4
Operating income	$131.0	$62.7	$41.9		$21.6
Total gas gathered (MMMBtu/d)	1,099	1,171	1,080		1,152
Total gas processed (MMMBtu/d)	1,172	1,209	1,201		1,189
Natural gas liquids sales (MBbls/d)	109	114	116		116
Natural gas liquids produced (MBbls/d)	62	59	62		60
Gas sales (MMMBtu/d)	328	330	338		304
Capital expenditures	$32.3	$20.6	$13.8		$8.4
Conway OPIS composite NGL Price ($/gal) (based on our NGL product mix)	$0.72	$0.59	$0.83		$0.59
Average NYMEX crude oil price ($/Bbl)	$41.34	$30.98	$50.15		$30.00
Average realized condensate price ($/Bbl)	$38.17	$28.68	$44.86		$28.22
Average natural gas price ($/MMBtu) (mid-continent region)	$5.54	$5.06	$6.03		$4.34
Gross processing spread ($/MMBtu)	$2.47	$1.36	$3.35		$2.21

Transportation and Storage
Net margin	$126.5	$113.7	$41.1		$29.7
Depreciation, depletion, and amortization	$17.3	$16.7	$4.4		$4.2
Operating income	$59.8	$50.8	$23.4		$13.5
Volumes transported (MMcf)	432,844	449,261	118,688		108,118
Capital expenditures	$12.3	$15.2	$4.6		$4.8
Average natural gas price ($/MMBtu) (mid-continent region)	$5.54	$5.06	$6.03		$4.34

-more-

ONEOK reports increased 2004 earnings

February 23, 2005

Distribution
Net margin	$557.3	$526.2	$161.7	$158.5
Depreciation, depletion, and amortization	$105.4	$95.7	$26.8	$24.0
Operating income	$110.2	$117.8	$44.8	$48.3
Average number of customers	2,008,835	1,990,757	—	—
Capital expenditures	$142.5	$153.4	$36.2	$46.4
Natural gas volumes (MMcf)
Gas Sales	202,898	207,962	60,042	62,825
Transportation	239,914	231,425	62,848	64,653
Natural gas margins
Gas Sales	$449.5	$426.5	$134.1	$131.0
Transportation	$82.0	$75.3	$22.0	$21.7

Energy Services
Net margin	$178.1	$236.4	$68.9	$45.0
Depreciation, depletion, and amortization	$5.6	$5.7	$1.4	$1.4
Operating income	$137.8	$197.0	$58.5	$33.2
Natural gas marketed (Bcf)	1,073	1,012	297	257
Electricity marketed (MMwh)	4,881	2,086	1,469	782
Physically settled volumes (Bcf)	2,157	2,028	598	508
Capital expenditures	$1.8	$0.6	$0.4	0.1

Discontinued Component
Net margin	$—	$7.7	$—	$—
Depreciation, depletion, and amortization	$—	$1.9	$—	$—
Operating income	$—	$3.8	$—	$—
Production
Gas (MMcf)	—	1,472	—	—
Oil (MBbls)	—	53	—	—
Average realized price
Gas ($/Mcf)	$—	$4.10	$—	$—
Oil ($/Bbls)	$—	$32.28	$—	$—

(a)	Proved reserves include proved undeveloped reserves which are attributed to locations directly offsetting (adjacent to) existing production.
(b)	Reserves are disclosed at a point in time, therefore reserves are only shown once as of December 31, 2004 and 2003.
(c)	Average realized price reflects the impact of hedging activities.

-more-

ONEOK reports increased 2004 earnings

February 23, 2005

ONEOK, Inc. and Subsidiaries

REGULATION G GAAP RECONCILIATION

Year Ended December 31, 2004
(Millions of Dollars)

Cash provided by operating activities	$204.8
Accounts and notes receivable	476.0
Inventories	96.5
Unrecovered purchased gas costs	(12.9)
Deposits	(10.0)
Regulatory assets	15.4
Accounts payable and accrued liabilities	(322.4)
Energy marketing and risk management assets and liabilities	22.0
Other assets and liabilities	67.4

Cash flow from operations, before changes in working capital (a)	$536.8

(a)	Cash flow from operations, before changes in working capital, is a non-GAAP financial measure used by industry analysts, investors, lenders, and rating agencies to assess the financial performance and the operating results of a company’s fundamental business activities. Cash flow from operations, before changes in working capital, should not be considered in isolation or as a substitute for net income, income from operations, or other measures of cash flow.